                                                                      EXHIBIT 12

                         SECURITY CAPITAL PACIFIC TRUST
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         (DOLLAR AMOUNTS IN THOUSANDS)

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
                          SIX MONTHS ENDED
                               JUNE 30         TWELVE MONTHS ENDED DECEMBER 31,
                          ----------------- ---------------------------------------
                            1996     1995     1995    1994    1993    1992    1991
                          -------- -------- -------- ------- ------- ------- ------
Earnings from
 Operations.............  $ 47,382 $ 35,346 $ 81,696 $46,719 $23,191 $ 9,037 $2,078
Add:
 Interest Expense.......    13,777   11,129   19,584  19,442   3,923   3,214  3,952
                          -------- -------- -------- ------- ------- ------- ------
Earnings as adjusted....  $ 61,159 $ 46,475 $101,280 $66,161 $27,114 $12,251 $6,030
                          ======== ======== ======== ======= ======= ======= ======
Fixed Charges:
 Interest Expense.......  $ 13,777 $ 11,129 $ 19,584 $19,442 $ 3,923 $ 3,214 $3,952
 Capitalized Interest...     7,509    4,675   11,741   6,029   2,818     989    157
                          -------- -------- -------- ------- ------- ------- ------
   Total Fixed Charges..  $ 21,286 $ 15,804 $ 31,325 $25,471 $ 6,741 $ 4,203 $4,109
                          ======== ======== ======== ======= ======= ======= ======
Ratio of Earnings as
 adjusted to Total Fixed
 Charges................       2.9      2.9      3.2     2.6     4.0     2.9    1.5
                          ======== ======== ======== ======= ======= ======= ======
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